As filed with the Securities and Exchange Commission on December 18, 2018
Registration No. 333-60840

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HARLEY-DAVIDSON, INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-1382325
(I.R.S. Employer Identification No.)

3700 West Juneau Avenue Milwaukee, Wisconsin	53208
(Address of Principal Executive Offices)	(Zip Code)

Harley-Davidson, Inc. 2001 York Hourly-Paid Employees Stock Option Plan
(Full title of the plan)

Paul J. Jones Vice President and Chief Legal Officer 3700 West Juneau Avenue Milwaukee, Wisconsin 53208 (414) 342-4680 (Name, address and telephone number of agent for service)	with a copy to: Patrick G. Quick Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Emerging growth company ☐

EXPLANTORY NOTE
On May 14, 2001, Harley-Davidson, Inc. (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-60840 (the “Registration Statement”), to register the following securities under the Harley-Davidson, Inc. 2001 York Hourly-Paid Employees Stock Option Plan: (1) 300,000 shares of the Registrant’s common stock, par value $0.01 per share, and (2) 300,000 preferred stock purchase rights. This Post-Effective Amendment No. 1 (“Amendment”) is being filed to deregister all shares of common stock and preferred stock purchase rights registered on the Registration Statement that have not been sold as of the date this Amendment is filed.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 18th day of December, 2018.

HARLEY-DAVIDSON, INC.

By:    /s/ Paul J. Krause______
Paul J. Krause
Assistant Secretary

Note: In reliance upon Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.

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